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                                                                Exhibit 4.12


                AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT
                ------------------------------------------------

THIS AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT ("Amendment") is made and entered into as of January 1, 1996 by and between Arbor Health Care Company, a corporation organized and existing under the laws of the State of Delaware, located at 1100 Shawnee Road, Lima, Ohio 45805 ("Company"), and Bank One, Lima, NA, 121 West High Street, Lima, Ohio 45802, ("Bank One").

                                  WITNESSETH:
                                  ----------
WHEREAS, Company and Bank One entered into an Amended and Restated Loan Agreement dated August 1, 1995, (the "Agreement") pursuant to which Company obtained loans from Bank One up to the maximum amount of Fourteen
Million  Dollars ($14,000,000.00); and

WHEREAS, Company and Bank have agreed to amend the Agreement in order to allow related party guarantees upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

A. Section 5.3 of the Agreement is hereby deleted and replaced by the following:

5.3 GUARANTY OF OTHERS' DEBTS. Directly or indirectly, guarantee or otherwise become surety in respect of any obligation or debt of any other Person, except guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business and for guaranties of loans required under management contracts in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) on each management contract, except for the guaranty of the due performance by Fairlawn Associates Limited Partnership on certain Four
     Million Six Hundred Thousand Dollars ($4,600,000.00) County of Summit, Ohio Industrial Development Bonds dated as of June 1, 1986, issued on or about June 26, 1986, except for the guaranty of debt of Company or any Subsidiary, and except for other guarantees of up to One Million Five Hundred Thousand Dollars ($1,500,000.00) in aggregate.

B. This Amendment is a revision only and nor a novation, and except as specifically modified by the terms and conditions of this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

THE PARTIES HAVE HEREUNTO SET THEIR HANDS and caused this Amendment to be duly executed by their respective duly-authorized officers on the day and year set forth below.

BANK ONE, LIMA, NA                          ARBOR HEALTH CARE COMPANY

By:_____________________________            By:________________________________

Its:____________________________            Its:_______________________________

Date:___________________________            Date:______________________________